Exhibit 3.162(a)

State of Delaware Secretary of State Division of Corporations Delivered 12:40 PM 07/14/2005 FILED 12:40 PM 07/14/2005 SRV 050582971 – 4000336 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                             First: The name of the limited liability company is UMass Club Management, LLC

•                             Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Suite 400 in the City of Wilmington. The name of its Registered agent at such address is Corporation Service Company

•                             Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

•                             Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of July, 2005.

By:	/s/ Thomas T. Henslee
Authorized Person(s)

Name:	Thomas T. Henslee
Typed or Printed